Exhibit 99.1

For Immediate Release:

Investor Contact Thomas Redington Phone: 203-222-7399 tredington@redingtoninc.com	Media Contact Matthew Cossolotto Phone: 914-245-9721 matthew@ovations.com

Digital Angel Corp. Reports Results For 2002

Non-Cash Asset Impairment Charges and Merger Related Compensation
Expense Account For Majority Of Year’s Loss

SO. ST. PAUL, MN – MAR. 31 – Digital Angel Corp. (AMEX: DOC) reported revenue of $33.6 million for the year ended December 31, 2002. The net loss for the period of $92.4 million, or $3.76 per basic and diluted share, included $63.9 million in asset impairment charges, $19.0 million of merger related non-cash compensation expense and $1.8 million of interest expense related to debt assumed from the company’s former parent. For the year, net cash used, after operations, investing and financing activities, was $0.4 million.

The 2002 asset impairment charge arose from application of SFAS No. 142, adopted by the Company on January 1, 2002, which requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying a fair value test.  An evaluation of the Company’s Wireless and Monitoring and Medical Systems reporting units indicated that $31.5 million and $25.9 million of goodwill, respectively, was impaired as of December 31, 2002.  In addition, in accordance with SFAS No. 144, the Company wrote off, as of December 31, 2002, $6.4 million as an impairment of a perpetual exclusive license to digital encryption and distribution software system.

The write-offs give the Company’s balance sheets a much stronger and clearer footing going forward.

The Company’s core businesses continue to operate positively on plan and plans for its new GPS-based personal connectivity devices and implantable temperature sensor for companion pets and livestock will start contributing to planned revenue growth during the coming quarters.

About Digital Angel Corporation

On March 27, 2002, Digital Angel Corporation completed a merger with Medical Advisory Systems, Inc., which for two decades has operated a 24/7, physician-staffed response center in Owings, Maryland.  Prior to the merger, Digital Angel Corporation was a 93% owned subsidiary of Applied Digital Solutions, Inc. (Nasdaq: ADSX), which now is a beneficial owner of the company.  Digital Angel™ technology represents the first-ever combination of advanced sensors and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS).  By utilizing advanced sensor capabilities, Digital Angel is able to monitor key functions – such as ambient temperature and physical movement – and transmit that data, along with accurate emergency location information, to a ground station or monitoring facility.  The company also invented, manufactures and markets implantable identification microchips the size of a grain of rice for use in humans, companion pets, fish, and livestock.  Digital Angel Corp. owns the patents for its inventions in all applications of the implantable microchip technology for humans and animals.  For more information about Digital Angel Corporation, visit www.DigitalAngelCorp.com.

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Statements about the company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties, as described in the company’s Form 10K, and are subject to change at any time, and the company’s actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

3/31/03

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DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

BALANCE SHEETS
(in thousands, except par value)

	Digital Angel Corporation and Subsidiaries (Consolidated)	Advanced Wireless Group (Combined)
	December 31,
	2002	2001
Total Current Assets	$10,763	$12,550
Property and Equipment, net	7,769	14,476
Goodwill and Other Intangible Assets, net	48,893	72,876
Other Assets, net	373	7,477
Total Assets	$67,798	$107,379

Current Liabilities	$9,124	$88,444
Long-Term Debt and Notes Payable	3,314	2,425
Other Long-Term Liabilities	50	—
Minority Interest	298	394
Stockholders’ Equity	55,012	16,116
Total Liabilities and Stockholders’ Equity	$67,798	$107,379

STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Digital Angel Corporation and Subsidiaries (Consolidated)	Advanced Wireless Group (Combined)
	For the Twelve Months Ended December 31,
	2002	2001

Total Revenue	$33,631	$35,738
Gross Profit	$13,122	$13,439
Net Loss	$(92,359)	$(17,409)
Net Loss per Common Share – basic and diluted	$(3.76)	$(0.93)

SELECTED CASH FLOW DATA
(in thousands)

	Digital Angel Corporation and Subsidiaries (Consolidated)	Advanced Wireless Group (Combined)
	For the Twelve Months Ended December 31,
	2002	2001

Net Cash Used in Operating Activities	$(2,730)	$(3,196)
Net Cash (Used In) Investing Activities	$(567)	$(1,307)
Net Cash Provided by Financing Activities	$2,593	$4,893
Effect of Exchange Rate Changes	$322	$0
Net (Decrease) Increase in Cash	$382	$390